Exhibit 99.1

HOUGHTON MIFFLIN HARCOURT ANNOUNCES FULL YEAR 2017 RESULTS

Reports net sales of $1,408 million and billings of $1,392 million

Establishes full-year 2018 net sales and billings outlook

BOSTON – February 22, 2018 – Global learning company Houghton Mifflin Harcourt (“HMH” or the “Company”) (Nasdaq: HMHC) today announced its financial results for the year ended December 31, 2017.

Financial Highlights:

	Three Months Ended December 31,			Years Ended December 31,
(in millions of dollars)	2017	2016	Change	2017	2016	Change
Net sales	$261	$242	8.1%	$1,408	$1,373	2.5%
Billings	229	210	9.2%	1,392	1,410	(1.3)%
Net loss	(26)	(181)	85.5%	(103)	(285)	63.7%
Adjusted EBITDA	5	(19)	125.1%	219	183	19.4%
Pre-publication or content development costs	(50)	(29)	(71.7)%	(139)	(124)	(12.2)%
Net cash provided by operating activities	97	134	(27.9)%	135	144	(6.0)%
Free cash flow	29	90	(67.4)%	(62)	(86)	27.4%

“During 2017, we laid the foundation for long-term growth by bringing in new executive talent, establishing a leaner cost structure and investing in highly differentiated, next generation products,” said Jack Lynch, Chief Executive Officer of HMH. “We are focused on executing against our long-term strategy, and we remain confident we will drive continued market leadership and create value for our customers and our shareholders.”

Joe Abbott, Chief Financial Officer of HMH added, “We delivered on our guidance for the full year in 2017, despite contraction in our addressable market. As we move into the new year, we have positioned HMH as a leaner, more efficient organization, and we expect to make further progress on our operating efficiency initiatives.”

2018 Outlook:

HMH expects 2018 net sales to be in a range of $1.350 to $1.430 billion and billings to be in the range of $1.365 to $1.445 billion. Content development spend for 2018 is expected to be in the range of $125 to $150 million, with total capital expenditures including non-plate capital expenditures in the range of $185 to $210 million.

Assumptions underlying this guidance include a flat to slightly higher HMH addressable market of approximately $2.5 billion and our market share to be equal to or greater than the 38% we achieved in 2017.

In addition, based on the foregoing HMH would expect its adjusted fixed and variable costs to be comparable to 2017 as a percentage of billings at the midpoint of the billings guidance range and free cash flow to be negative (but improved) at the midpoint of the billings guidance range, with the potential to break even at the top end of that range. HMH is unable to present a quantitative reconciliation of these non-GAAP measures to the most directly comparable GAAP financial measures of net income/loss margin and net cash provided by operating activities, respectively, because management cannot reliably predict all of the necessary components of such GAAP measures on a forward looking basis.

Management excludes/includes the following items from adjusted fixed and variable costs, and such items may also be excluded/included in future periods and could be significant in amount: interest expense, interest income, tax benefit/expense, depreciation and amortization expense; non-cash charges related to stock compensation, asset impairments and unrealized gains and losses for derivative instruments; fees, expenses or charges related to the acquisition of other businesses, including purchase accounting adjustments, integration costs and transaction costs; fees, expenses or charges related to securities offerings and debt refinancings; charges associated with restructuring and cost saving initiatives, including severance, separation and facility closure costs; certain legal settlements or awards; and non-routine charges or gains. Our inability to present a quantitative reconciliation of adjusted fixed and variable costs to costs of sales and selling and administrative expense on a forward-looking basis also prevents us from being able to present a quantitative reconciliation of free cash flow to net cash provided by operating activities on a forward-looking basis.

Full Year 2017 Financial Results:

Net Sales: Net Sales for the full year increased $35 million, or 2.5%, year over year. The net sales increase was driven by a $19 million increase in our Trade Publishing segment and a $16 million increase in our Education segment during the current period. Within our Trade business, the increase was primarily due to sales of the Whole30 series and Tim Ferriss’ Tribe of Mentors and Tools of Titans, stronger eBook sales, such as The Handmaid’s Tale and 1984, and backlist print title sales, such as The Polar Express and The Giver, along with a lower product return rate and higher subrights income. Within our Education segment, the increase was primarily due to greater sales from our Extension businesses, which primarily consist of Heinemann, intervention, supplemental and assessment products as well as professional services. Extension businesses net sales for the current period increased $22 million from $565 million in 2016 to $587 million in 2017 primarily driven by higher Heinemann and supplemental net sales in 2017. The primary drivers of the increase in our Heinemann net sales were sales of Classroom Libraries along with the introduction of Fountas & Pinnell Classroom product. The primary drivers of the increase in our supplemental net sales were sales of custom book bundles. Also within our Extension businesses, assessment and intervention net sales declined year over year, offsetting a portion of the above increases. Partially offsetting the increase in our Extension businesses net sales were lower Core Solutions sales, inclusive of international sales, which declined by $6 million from $642 million in 2016 to $636 million in 2017. The primary drivers of the decrease in our Core Solutions business were lower reading and math program net sales in open territory states, lower math program sales in adoption states and lower sales from our international business, primarily due to a large Department of Defense order in 2016 not repeating in 2017. Partially offsetting the decrease in Core Solutions net sales was a $5 million one-time fee we recognized in connection with the expiration of a distribution agreement in 2017.

Billings: Billings for the full year decreased $18 million, or 1.3%, year over year. The billings decrease was driven by a $36 million decrease in our Education segment partially offset by an $18 million increase in our Trade Publishing segment during the current period. Within our Education segment, the decrease was primarily due to lower Core Solutions billings, inclusive of international billings, which declined by $40 million from $660 million in 2016 to $620 million. The primary drivers of the decrease in our Core Solutions business were lower reading and math billings in open territory states, lower math program sales in adoption states and lower billings from our international business, primarily due to a large Department of Defense order in 2016 not repeating in 2017. Partially offsetting the decrease was a $5 million one-time fee we recognized within Core Solutions in 2017 in connection with the expiration of a distribution agreement. Further offsetting the decrease in Core Solutions billings was a $4 million increase in our Extension businesses. Extension businesses billings for the current period increased $4 million from $585 million in 2016 to $589 million in 2017 primarily driven by higher Heinemann and supplemental billings. Heinemann billings growth was driven by increased sales of Classroom Libraries along with the introduction of Fountas & Pinnell Classroom product. Supplemental billings growth was driven by custom book bundles. Professional services and intervention billings declined year over year, offsetting a portion of the above increases. Within our Trade Publishing segment billings increased primarily due to sales of the Whole30 series and Tim Ferriss’ Tribe of Mentors and Tools of Titans, stronger eBook sales, such as The Handmaid’s Tale and 1984, and backlist print title sales, such as The Polar Express and The Giver, along with a lower product return rate and higher subrights income.

Cost of Sales: Overall cost of sales decreased to $790 million in 2017 from $802 million in 2016, primarily due to a $19 million reduction in amortization expense related to publishing rights and pre-publication assets. Our cost of sales, excluding publishing rights and pre-publication amortization, increased $7 million of which $15 million is attributed to higher sales volume offset by $8 million of improved profitability as our cost of sales, excluding publishing rights and pre-publication amortization, as a percentage of net sales decreased to 43.9% from 44.5% due to product mix, increased Trade eBook sales, and a $5 million one-time fee we recognized associated with the expiration of a distribution agreement that did not carry any incremental cost of sales.

Selling and Administrative Costs: Selling and administrative costs decreased by $45 million due to lower professional fees of $19 million (of which $10 million relates to legal settlement costs for copyright litigation during the prior year period coupled with a net $4 million insurance reimbursement during the 2017 period), a reduction of internal and outside labor related costs of $19 million, and lower discretionary costs such as promotion, travel and entertainment expenses of $16 million, all largely due to actions taken under the 2017 Restructuring Plan. Additionally, variable expenses such as samples, transportation and depository fees were $8 million lower in the period, and fixed costs and depreciation were $7 million lower. The decrease in selling and administrative cost was partially offset by $19 million of higher commission expense and annual incentive compensation due to greater achievement of targeted levels than in 2016, and $4 million of higher office lease cost due to the expiration of favorable office leases.

Operating Loss: Operating loss for the full year 2017 was $114 million, $197 million lower than the $311 million operating loss recorded in 2016. The favorable change of $197 million was primarily the result of our prior year strategic decision to gradually migrate away from specific imprints, primarily Holt McDougal and various supplemental brands, in favor of branding our products under the HMH and Houghton Mifflin Harcourt names resulting in a $139 million non-cash impairment charge in 2016. Additionally, the increase in net sales and a decrease in cost of sales and selling and administrative costs contributed to the year over year improvement. Partially offsetting the decrease in operating loss was a $41 million charge associated with our 2017 Restructuring Plan.

Net Loss: Net loss of $103 million for the full year 2017 was $182 million lower than the net loss of $285 million in 2016, due primarily to the same factors impacting operating loss offset by a $15 million unfavorable change in our income tax benefit in 2017, from an income tax benefit of $65 million for the same period in 2016 to an income tax benefit of $50 million in 2017. In 2016, the income tax benefit was primarily due to a change in indefinite-lived intangibles to definite-lived. In 2017, the income tax benefit was primarily due to the effects of U.S. tax reform. Further, interest expense increased by $4 million primarily due to net settlement payments on our interest rate derivatives during 2017 and a slight increase in the interest rate of our term loan facility.

Adjusted EBITDA: Adjusted EBITDA for the full year 2017 was $219 million, an increase of $36 million from $183 million in 2016, primarily due to higher net sales and lower selling and administrative costs.

Fourth Quarter 2017 Financial Results:

Net Sales and Billings: HMH reported net sales of $261 million for the fourth quarter of 2017, up 8% or $19 million compared to $242 million in the same quarter of 2016. The net sales increase was primarily driven by increases in our Education and Trade Publishing segments. Education and Trade Publishing segment net sales for the fourth quarter of 2017 were $206 million and $55 million, respectively, compared with $192 million and $50 million, respectively, in the fourth quarter of 2016. Education and Trade Publishing segment billings for the fourth quarter of 2017 were $175 million and $54 million, respectively, compared with $160 million and $50 million, respectively, for the same period in 2016. The primary net sales and billings driver of Education segment growth was growth in Core Solutions due to increased residual demand in adoption states and growth in English Language Arts in the open territories partially offset by a decline in Extensions. Finally, Trade net sales and billings remained strong in the fourth quarter, primarily driven by titles such as the Whole 30 series, Tim Ferrris’s Tribe of Mentors and Instant Pot Miracle.

Cost of Sales: Overall cost of sales decreased 3% or $6 million to $171 million in the fourth quarter of 2017 from $177 million in the same period of 2016, while cost of sales, excluding publishing rights and pre-publication amortization decreased $1 million from $126 million in 2016 to $125 million in 2017. As a percent of net sales, cost of sales, excluding pre-publication and publishing rights amortization, decreased from 52% in the fourth quarter of 2016 to 48% in the fourth quarter of 2017 due to product mix and increased Trade eBook sales.

Selling and Administrative Costs: Selling and administrative costs decreased $7 million to $154 million for the fourth quarter of 2017 from $161 million in the same period of 2016, primarily due to lower professional fees, a reduction in internal and outside labor related costs and lower discretionary costs.

Operating Loss: Operating loss for the fourth quarter of 2017 was $76 million, $175 million lower than the $251 million operating loss recorded in the same period of 2016 due primarily to a reduction in impairment charge for pre-publication costs and intangible assets of $135 million. In 2016, we incurred an impairment charge pertaining to certain tradenames within the education business due to a strategic decision to gradually migrate away from specific imprints, primarily Holt McDougal, and our various supplemental brands, in favor of branding our products under the HMH and Houghton Mifflin Harcourt names. In 2017, we incurred an impairment charge of $4.0 million for pre-publication costs for products that will not have sales in future periods. Operating loss was favorably impacted, to a lesser extent, by the aforementioned changes in net sales, cost of sales and selling and administrative costs.

Net Loss: Net loss of $26 million in the fourth quarter of 2017 was $155 million or 86% lower compared to a net loss of $181 million in the same quarter of 2016, due primarily to the same factors impacting operating loss offset by an unfavorable change in our tax provision of $21 million, from a benefit of $81 million for the same period in 2016 to a benefit of $60 million in 2017. In 2016, the income tax benefit was primarily due to a change in indefinite-lived intangibles to definite-lived. In 2017, the income tax benefit was primarily due to the effects of U.S. tax reform.

Adjusted EBITDA: Adjusted EBITDA for the fourth quarter of 2017 was $5 million, an increase of $24 million from $(19) million in the same quarter of 2016, primarily due to the same factors that impacted operating loss.

Cash Flows:

Net cash provided by operating activities for 2017 was $135 million compared with $144 million in 2016. The $9 million decrease in cash provided by operating activities from 2016 to 2017 was primarily driven by unfavorable net changes in operating assets and liabilities of $65 million offset by more profitable operations, net of non-cash items, of $57 million. As of December 31, 2017, HMH had $235 million of cash and cash equivalents and short-term investments compared to $307 million at December 31, 2016. HMH’s free cash flow, defined as net cash from operating activities minus capital expenditures, for 2017 was a usage of $62 million compared with a usage of $86 million for 2016. The primary drivers of the improved free cash flow were reduced property, plant and equipment expenditures of $47 million, as 2016 included expenditures to upgrade technology infrastructure and to relocate to new office locations, increased profit from operations of $57 million offset by unfavorable changes in operating assets and liabilities of $65 million, primarily due to deferred revenue as a result of lower billings, along with $15 million of higher pre-publication costs in advance of 2018 adoptions.

Corporate Initiatives:

HMH continues to implement its ongoing initiatives to improve the Company’s operational efficiency and right-size its cost structure. Organizational design changes, aimed at reducing complexity in the organization, were largely completed by May 2017, and HMH expects to substantially complete the remaining planned actions by the end of 2018. The identified initiatives are expected to result in approximately $70 million to $80 million in annualized cost savings by the end of 2018, and we expect that they will result in total charges of $45 million to $49 million, of which $35 million to $39 million are estimated to be cash charges.

Conference Call:

At 8:30 a.m. ET on Thursday, February 22, 2018, HMH will also host a conference call to discuss the results with its investors. The call will be webcast live at ir.hmhco.com. The following information is provided for investors who would like to participate:

Toll Free: (844) 835-6565

International: (484) 653-6719

Passcode: 5292549

Moderator: Brian Shipman, Senior Vice President, Investor Relations

Webcast Link: https://edge.media-server.com/m6/p/ebnjtafo

An archived webcast with the accompanying slides will be available at ir.hmhco.com for one year for those unable to participate in the live event. An audio replay of this conference call will also be available until March 8, 2018 via the following telephone numbers: (855) 859-2056 in the United States and (404) 537-3406 internationally using passcode 5292549.

Use of Non-GAAP Financial Measures:

To supplement our financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP) and to provide additional insights into our performance (for a completed period and/or on a forward-looking basis), we have presented adjusted EBITDA and free cash flow. These measures are not prepared in accordance with GAAP. This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding our results of operations and/or our expected results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business.

Management believes that the presentation of adjusted EBITDA provides useful information to our investors and management as an indicator of our performance that is not affected by: fluctuations in interest rates or effective tax rates; levels of depreciation or amortization; non-cash charges; fees, expenses or charges relating to acquisition-related activities, including purchase accounting adjustments, integration costs and transaction costs, as well as to securities offering- and debt refinancing-activities; charges associated with restructuring and cost saving initiatives, including severance, separation and facility closure costs; certain legal settlements and awards; and non-routine costs and gains. Accordingly, management believes that this measure is useful for comparing our performance from period to period and makes decisions based on it. In addition, targets in adjusted EBITDA (further adjusted to include the change in deferred revenue and in certain instances to exclude pre-publication costs) are used as performance measures to determine certain incentive compensation of management. Management also believes that the presentation of free cash flow provides useful information to our investors because management regularly reviews free cash flow as an important indicator of how much cash is generated by general business operations, excluding capital expenditures, and makes decisions based on it.

Other companies may define these non-GAAP measures differently and, as a result, our use of these non-GAAP measures may not be directly comparable to adjusted EBITDA and free cash flow used by other companies. Although we use these non-GAAP measures as financial measures to assess our business, the use of non-GAAP measures is limited as they include and/or do not include certain items not included and/or included in the most directly comparable GAAP measure. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income or loss prepared in accordance with GAAP as a measure of performance; and free cash flow should be considered in addition to, and not as a substitute for, net cash provided by operating activities prepared in accordance with GAAP. Adjusted EBITDA is not intended to be a measure of liquidity nor is free cash flow intended to be a measure of residual cash flow available for discretionary use. You are cautioned not to place undue reliance on these non-GAAP measures. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures (to the extent available without unreasonable efforts) and related disclosure is provided in the appendix to this news release.

About Houghton Mifflin Harcourt

Houghton Mifflin Harcourt (Nasdaq: HMHC) is a global learning company dedicated to changing people’s lives by fostering passionate, curious learners. As a leading provider of pre-K–12 education content, services, and cutting-edge technology solutions across a variety of media, HMH enables learning in a changing landscape. HMH is uniquely positioned to create engaging and effective educational content and experiences from early childhood to beyond the classroom. HMH serves more than 50 million students in over 150 countries worldwide, while its award-winning children’s books, novels, non-fiction, and reference titles are enjoyed by readers throughout the world. For more information, visit www.hmhco.com.

Follow HMH on Twitter, Facebook and YouTube.

Contact

Brian S. Shipman, CFA

Senior Vice President, Investor Relations

(212) 592-1177

brian.shipman@hmhco.com

Forward-Looking Statements

The statements contained herein include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “projects,” “anticipates,” “expects,” “could,” “intends,” “may,” “will,” “should,” “forecast,” “intend,” “plan,” “potential,” “project,” “target” or, in each case, their negative, or other variations or comparable terminology. Forward-looking statements include all statements that are not statements of historical facts. They include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, including billings and net sales; financial performance, financial condition; liquidity; products and services, including for new adoptions; outlook for full year 2018; prospects; growth; markets and our positions therein; strategies, including with respect to investing in our Core Solutions and extension businesses and operational excellence; efficiency and cost savings initiatives, including actions thereunder and expected impact; the industry in which we operate; and potential business decisions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this report.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from those made in or suggested by the forward-looking statements contained herein. In addition, even if our results are consistent with the forward-looking statements contained herein, those results or developments may not be indicative of results or developments in subsequent periods.

Important factors that could cause our results to vary from expectations include, but are not limited to: changes in state and local education funding and/or related programs, legislation and procurement processes; changes in state academic standards; state acceptance of submitted programs and participation rates therefor; industry cycles and trends; the rate and state of technological change; state requirements related to digital instruction; changes in product distribution channels and concentration of retailer power; changes in our competitive environment, including free and low cost open educational resources; periods of operating and net losses; our ability to enforce our intellectual property and proprietary rights; risks based on information technology systems and potential breaches of those systems; dependence on a small number of print and paper vendors; third-party software and technology development; possible defects in digital products; our ability to identify, complete, or achieve the expected benefits of, acquisitions; our ability to execute on our long-term growth strategy; increases in our operating costs; exposure to litigation; major disasters or other external threats; contingent liabilities; risks related to our indebtedness; future impairment charges; changes in school district payment practices; a potential increase in the portion of our sales coming from digital sales; risks related to doing business abroad; changes in tax law or interpretations; management and other personnel changes; timing, higher costs and unintended consequences of our operational efficiency and cost-reduction initiatives; and other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other news releases we issue and filings we make with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events described herein may not occur.

We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein.

Houghton Mifflin Harcourt Company

Consolidated Balance Sheets

	December 31,
(in thousands of dollars, except share information)	2017	2016
Assets
Current assets
Cash and cash equivalents	$148,979	$226,102
Short-term investments	86,449	80,841
Accounts receivable, net of allowance for bad debts and book returns	201,080	216,006
Inventories	154,644	162,415
Prepaid expenses and other assets	29,947	20,356

Total current assets	621,099	705,720
Property, plant, and equipment, net	153,906	175,202
Pre-publication costs, net	324,897	314,784
Royalty advances to authors, net	46,469	43,977
Goodwill	783,073	783,073
Other intangible assets, net	610,663	685,649
Deferred income taxes	3,593	3,458
Other assets	19,891	19,608

Total assets	$2,563,591	$2,731,471

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$8,000	$8,000
Accounts payable	61,502	76,181
Royalties payable	72,992	72,233
Salaries, wages, and commissions payable	54,970	41,289
Deferred revenue	275,111	272,828
Interest payable	322	193
Severance and other charges	6,926	8,863
Accrued postretirement benefits	1,618	1,928
Other liabilities	22,788	23,635

Total current liabilities	504,229	505,150
Long-term debt, net of discount and issuance costs	760,194	764,738
Long-term deferred revenue	419,096	436,627
Accrued pension benefits	24,133	28,956
Accrued postretirement benefits	20,285	22,084
Deferred income taxes	22,269	71,381
Other liabilities	18,192	22,495

Total liabilities	1,768,398	1,851,431

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 20,000,000 shares authorized; no shares issued and outstanding at December 31, 2017 and 2016	—	—
Common stock, $0.01 par value: 380,000,000 shares authorized; 147,911,466 and 147,556,804 shares issued at December 31, 2017 and 2016, respectively; 123,334,432 and 122,979,770 shares outstanding at December 31, 2017 and 2016, respectively	1,479	1,475
Treasury stock, 24,577,034 shares as of December 31, 2017 and 2016, respectively, at cost (related parties of $193,493 at 2017 and 2016)	(518,030)	(518,030)
Capital in excess of par value	4,879,793	4,868,230
Accumulated deficit	(3,521,527)	(3,418,340)
Accumulated other comprehensive loss	(46,522)	(53,295)

Total stockholders’ equity	795,193	880,040

Total liabilities and stockholders’ equity	$2,563,591	$2,731,471

Houghton Mifflin Harcourt Company

Consolidated Statements of Operations

	(Unaudited) Three Months Ended December 31,		Years Ended December 31,
(in thousands of dollars, except share and per share information)	2017	2016	2017	2016
Net sales	$260,503	$241,806	$1,407,511	$1,372,685
Costs and expenses
Cost of sales, excluding publishing rights and pre-publication amortization	124,879	125,554	617,802	610,715
Publishing rights amortization	10,986	14,572	46,238	61,351
Pre-publication amortization	34,946	36,744	126,038	130,243

Cost of sales	170,811	176,870	790,078	802,309
Selling and administrative	154,239	161,138	654,860	699,544
Other intangible asset amortization	7,296	8,626	30,748	26,750
Impairment charge for pre-publication costs and intangible assets	3,980	139,205	3,980	139,205
Restructuring	1,617	—	40,653	—
Severance and other charges	(978)	6,755	713	15,650

Operating loss	(76,462)	(250,788)	(113,521)	(310,773)

Other income (expense)
Interest expense	(10,825)	(10,678)	(42,805)	(39,181)
Interest income	697	243	1,338	518
Change in fair value of derivative instruments	93	(1,036)	1,366	(614)

Loss before taxes	(86,497)	(262,259)	(153,622)	(350,050)
Income tax expense (benefit)	(60,329)	(81,218)	(50,435)	(65,492)

Net loss	$(26,168)	$(181,041)	$(103,187)	$(284,558)

Net loss per share attributable to common stockholders
Basic	$(0.21)	$(1.48)	$(0.84)	$(2.32)

Diluted	$(0.21)	$(1.48)	$(0.84)	$(2.32)

Weighted average shares outstanding
Basic	123,055,963	122,622,832	122,949,064	122,418,474

Diluted	123,055,963	122,622,832	122,949,064	122,418,474

Houghton Mifflin Harcourt Company

Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands of dollars)	2017	2016
Cash flows from operating activities
Net loss	$(103,187)	$(284,558)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization expense	278,518	298,169
Amortization of debt discount and deferred financing costs	4,181	4,181
Deferred income taxes	(49,247)	(68,347)
Stock-based compensation expense	10,828	10,567
Impairment charge for pre-publication costs and intangible assets	3,980	139,205
Restructuring charges related to property, plant, and equipment	10,167	—
Change in fair value of derivative instruments	1,366	614
Changes in operating assets and liabilities
Accounts receivable	14,926	40,094
Inventories	7,771	9,031
Other assets	(10,548)	6,673
Accounts payable and accrued expenses	(7,149)	(23,685)
Royalties payable and author advances, net	(1,733)	(12,774)
Deferred revenue	(15,248)	37,658
Interest payable	129	87
Severance and other charges	221	4,315
Accrued pension and postretirement benefits	(6,932)	3,675
Other liabilities	(2,913)	(21,154)

Net cash provided by operating activities	135,130	143,751

Cash flows from investing activities
Proceeds from sales and maturities of short-term investments	80,690	197,724
Purchases of short-term investments	(86,211)	(81,086)
Additions to pre-publication costs	(139,108)	(124,031)
Additions to property, plant, and equipment	(58,294)	(105,553)
Acquisition of intangible asset	(2,000)	—
Investment in preferred stock	—	(1,000)

Net cash used in investing activities	(204,923)	(113,946)

Cash flows from financing activities
Payments of long-term debt	(8,000)	(8,000)
Repurchases of common stock	—	(55,017)
Tax withholding payments related to net share settlements of restricted stock units and awards	(1,450)	(1,672)
Proceeds from stock option exercises	512	24,532
Issuance of common stock under employee stock purchase plan	1,608	2,197

Net cash (used in) provided by financing activities	(7,330)	(37,960)

Net decrease in cash and cash equivalents	(77,123)	(8,155)
Cash and cash equivalent at the beginning of the period	226,102	234,257

Cash and cash equivalent at the end of the period	$148,979	$226,102

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations (Unaudited)

Adjusted EBITDA

Consolidated

(in thousands of dollars)

	Three Months Ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Net loss	$(26,168)	$(181,041)	$(103,187)	$(284,558)
Interest expense	10,825	10,678	42,805	39,181
Interest income	(697)	(243)	(1,338)	(518)
Provision (benefit) for income taxes	(60,329)	(81,218)	(50,435)	(65,492)
Depreciation expense	18,561	20,866	75,494	79,825
Amortization expense	53,228	59,942	203,024	218,344
Non-cash charges—stock compensation	2,807	1,813	10,828	10,567
Non-cash charges—(gain) loss on derivative instrument	(93)	1,036	(1,366)	614
Non-cash charges—asset impairment charges	3,980	139,205	3,980	139,205
Purchase accounting adjustments	—	831	—	5,116
Fees, expenses or charges for equity offerings, debt or acquisitions	1,187	52	1,464	1,123
2017 Restructuring Plan	1,617	—	40,653	—
Restructuring/Integration	—	2,166	—	14,364
Severance, separation costs and facility closures	(978)	6,755	713	15,650
Legal settlement (reimbursement)	867	—	(3,633)	10,000

Adjusted EBITDA	$4,807	$(19,158)	$219,002	$183,421

Free Cash Flow

Consolidated

(in thousands of dollars)

	Years Ended December 31,
	2017	2016
Cash flows from operating activities
Net cash provided by operating activities	$135,130	$143,751
Cash flows from investing activities
Additions to pre-publication costs	(139,108)	(124,031)
Additions to property, plant, and equipment	(58,294)	(105,553)

Free Cash Flow	$(62,272)	$(85,833)

Houghton Mifflin Harcourt Company

Forward-Looking Non-GAAP Reconciliations (Unaudited)

Forward-Looking Adjusted Fixed and Variable costs and Free Cash Flow

Management has presented certain forward-looking statements about the Company’s expected future performance on a non-GAAP basis, including adjusted fixed and variable costs and free cash flow. Management is unable to present a quantitative reconciliation of these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures of cost of sales and selling and administrative expense and net cash provided by operating activities because management cannot reliably predict all of the necessary components of such GAAP measures on a forward-looking basis.

The adjusted fixed and variable costs are derived by excluding and/or including certain items required to be included in/excluded from the most directly comparable GAAP financial measures of cost of sales and selling and administrative expense. The determination of the items excluded from/included in adjusted fixed and variable costs is a matter of management judgment and depends upon, among other things, the nature of the underlying items recognized in a given period. Management excludes/includes the following items from adjusted fixed and variable costs and such items may also be excluded/included in future periods and could be significant in amount.

•	Interest expense, interest income, tax benefit/expense, depreciation and amortization expense

•	Non-cash charges related to stock compensation, asset impairments and unrealized gains and losses for derivative instruments

•	Fees, expenses or charges related to the acquisition of other businesses, including purchase accounting adjustments, integration costs and transaction costs

•	Fees, expenses or charges related to securities offerings and debt refinancings

•	Charges associated with restructuring and cost saving initiatives, including severance, separation and facility closure costs

•	Certain legal settlements or awards

•	Non-routine charges or gains

Our inability to present a quantitative reconciliation of adjusted fixed and variable costs to cost of sales and selling and administrative expense on a forward-looking basis also prevents us from being able to present a quantitative reconciliation of free cash flow to net cash provided by operating activities on a forward-looking basis.

Houghton Mifflin Harcourt Company

Calculation of Billings (Unaudited)

Billings (in thousands of dollars)

Consolidated

	Three Months Ended December 31,		Years Ended December 31,
(in thousands of dollars)	2017	2016	2017	2016
Net sales	$260,503	$241,806	$1,407,511	$1,372,685
Change in deferred revenue	(31,420)	(32,095)	(15,248)	37,658

Billings	$229,083	$209,711	$1,392,263	$1,410,343

Education

	Three Months Ended December 31,		Years Ended December 31,
(in thousands of dollars)	2017	2016	2017	2016
Core Solutions net sales	$85,775	$65,033	$636,097	$642,001
Change in deferred revenue	(21,816)	(21,705)	(16,478)	17,468

Core Solutions Billings	$63,959	$43,328	$619,619	$659,469

Extensions net sales	$120,354	$127,139	$586,874	$565,069
Change in deferred revenue	(9,646)	(10,496)	2,100	19,709

Extensions Billings	$110,708	$116,643	$588,974	$584,778

Education Billings	$174,667	$159,971	$1,208,593	$1,244,247

Trade Publishing

	Three Months Ended December 31,		Years Ended December 31,
(in thousands of dollars)	2017	2016	2017	2016
Net sales	$54,374	$49,634	$184,540	$165,615
Change in deferred revenue	42	106	(870)	481

Billings	$54,416	$49,740	$183,670	$166,096

Billings is an operating measure utilized by the company derived as shown above.